80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

MedAire Forms Client Advisory Council

TEMPE, Ariz., June 4, 2007 – More than a dozen business aviation leaders are sharing their insight about in-flight medical and safety preparedness through MedAire Inc.’s recently formed Client Advisory Council, which convened for its inaugural meeting on Feb. 20 in Westchester, New York.

A global provider of remote medical education, expertise and equipment, MedAire Inc. (ASX Code: MDE), has invited aviation maintenance directors, chief pilots, lead flight attendants and aviation directors to be the voice of aviation medical issues.

“The Client Advisory Council allows MedAire to keep in close contact with clients and better understand their specific needs as well as overall industry needs. The council will help us determine the best ways we can improve or provide additional support,” said Doug Bach, vice president, sales and marketing. “The goal is also to provide Client Advisory Council members with benefits, such as networking opportunities with other members, and exposure to ways they can increase safety measures within their organizations.”

Members of the advisory council include:

•	Sydney A. Baker, Director of Aviation – Kodak Co.

•	Kevin Boardman, Chief Pilot – Berwind

•	Donna Brinckerhoff, Passenger Services Supervisor – IBM

•	Dave Dalpiaz, Vice President of Maintenance Services U.S. Management Group – Jet Aviation

•	Michael Delmastro, Director, Flight Operations – Merck & Co. Inc.

•	Bruce Fishman, Administrator – EMC Corp.

•	Bill Hays, Lead Aircraft Technician – Limited Brands

•	Ken Kuhrt, Chief Pilot – United Technologies (UTFlight)

•	Donald A. Menard, Director of Aviation – CSC Transport (Cablevision)

•	Mike Toth, Safety Captain – American Express

•	Lorraine A. Visovsky, Cabin Safety & Services Manager – Becton Dickinson Flight Department

•	Howard Winkler, Captain/Manager of Operations and Support – GE

Advisory Council members will meet regularly throughout the year with MedAire’s operations teams and OEM partner manufacturers. By beta testing MedAire products and services and helping to formulate priorities, the council expects to raise the bar on in-flight medical safety.

Bruce Fishman, business manager, aviation for EMC Corp., commented, “I am pleased to be a part of the Advisory Council and am impressed that MedAire is continually looking for ways to make a great product even better. I think the formation of this council adds an important element of ‘real-time’ experience to MedAire’s product development. With any product that involves emergency medical response, it is critical to develop a service that is fully thought-out and functional for all users. In the realm of in-flight medical care, there’s simply no room for anything that doesn’t work perfectly every time you need it”.

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, Ariz., MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.